Exhibit 2.1

MERGER PLAN

PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA	COMMON CROSS-BORDER MERGER TERMS
PREDISPOSTO DAL CONSIGLIO DI AMMINISTRAZIONE DI:	DRAWN UP BY THE BOARDS OF DIRECTORS OF:

(1)

FIAT INVESTMENTS N.V., una società per azioni (naamloze vennootschap) costituita ai sensi del diritto olandese, con sede legale in Amsterdam (Olanda) e indirizzo della sede operativa principale in 240 Bath Road, SL1 4DX, Slough, Regno Unito, numero di iscrizione presso la Camera di Commercio di Amsterdam (Kamer van Koophandel): 60372958, società che assumerà, a seguito dell’efficacia della Fusione (come infra definita) la denominazione di “Fiat Chrysler Automobiles N.V.” (FCA); e

(1)

FIAT INVESTMENTS N.V., a company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Amsterdam, the Netherlands, and its principal executive offices at 240 Bath Road, SL1 4DX, Slough, United Kingdom, registered with the trade register of the Amsterdam Chamber of Commerce (Kamer van Koophandel) under number: 60372958, which company will, upon effectiveness of the Merger (as defined below) be renamed “Fiat Chrysler Automobiles N.V.” (FCA); and

(2)

FIAT S.P.A., una società per azioni di diritto italiano, con sede legale in Via Nizza 250, 10126 - Torino (Italia), numero di iscrizione presso il Registro delle Imprese di Torino: 00469580013 (FIAT),

(2)

FIAT S.P.A., a public joint stock company (Società per Azioni) organised under the laws of the Republic of Italy, having its registered official seat at Via Nizza 250, 10126, Turin, Italy, registered with the Companies’ Register of Turin (Registro delle Imprese) under number: 00469580013 (FIAT),

FCA e FIAT sono di seguito congiuntamente definite come: le Società.	FCA and FIAT are hereinafter jointly also referred to as: the Companies.
Considerato che:	Considering that:

(A)       Il presente Progetto Comune di Fusione Transfrontaliera è stato predisposto dai consigli di amministrazione delle Società (i Consigli di Amministrazione) al fine di dare esecuzione ad una fusione transfrontaliera ai sensi delle previsioni della Direttiva Europea 2005/56/CE del Parlamento Europeo e del Consiglio del 26 ottobre 2005 sulle fusioni transfrontaliere di società di capitali, attuata in Olanda secondo quanto previsto dal Titolo 2.7 del Codice Civile Olandese (il Codice Olandese) e in Italia secondo quanto previsto dal Decreto Legislativo n. 108 del 30 maggio 2008 (il Decreto Legislativo 108).

(A)       These Common Cross-Border Merger Terms have been prepared by the boards of directors of the Companies (the Boards) in order to establish a cross-border legal merger within the meaning of the provisions of EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies, implemented for Dutch law purposes under Title 2.7 of the Dutch Civil Code (the DCC) and for Italian law purposes by Italian Legislative Decree no. 108 of May 30, 2008 (the Legislative Decree 108).

In esecuzione della fusione transfrontaliera qui descritta, FIAT sarà fusa in FCA, società il cui capitale è interamente e direttamente detenuto da FIAT che subentrerà in tutte le attività ed assumerà tutte le passività nonché gli altri rapporti giuridici di FIAT a titolo di successione universale (verkrijging onder algemene titel) (la Fusione).

By virtue of the cross-border legal merger described herein, FIAT will be merged into FCA, a wholly-owned direct subsidiary of FIAT, which will succeed to all assets and assume all liabilities and other legal relationships of FIAT under universal title of succession (verkrijging onder algemene titel) (the Merger).

Come descritto in maggior dettaglio nelle relazioni illustrative predisposte rispettivamente dal Consiglio di Amministrazione di FIAT e dal Consiglio di Amministrazione di FCA in relazione al presente Progetto Comune di Fusione Transfrontaliera riportate rispettivamente quali Allegato 1 e Allegato 2, scopo principale della Fusione è di meglio riflettere la crescente dimensione globale del business operato dal gruppo, valorizzare la sua capacità attrattiva nei confronti degli investitori internazionali e rendere maggiormente agevole la quotazione delle azioni ordinarie FCA sul New York Stock Exchange (NYSE), a seguito dell’acquisizione da parte di FIAT, attraverso una società controllata, di una partecipazione totalitaria nel capitale sociale di Chrysler Group LLC recentemente perfezionata.

As further explained in the reports prepared by the Board of FIAT and by the Board of FCA, respectively, in connection with these Common Cross-Border Merger Terms (attached as Schedule 1 and Schedule 2, respectively), the main purpose of the Merger is to better reflect the increasingly global nature of the group’s business, enhance its appeal to international investors and facilitate the listing of FCA common shares on the New York Stock Exchange (NYSE), taking into account the recently completed acquisition by FIAT, through a subsidiary, of 100% ownership interest in Chrysler Group LLC.

(B)       Le azioni ordinarie FIAT sono attualmente quotate sul Mercato Telematico Azionario organizzato e gestito da Borsa Italiana S.p.A. (Mercato Telematico Azionario), nonché su Euronext Parigi e sulla borsa di Francoforte. Nel contesto della Fusione, le azioni ordinarie FCA (le Azioni Ordinarie FCA) saranno ammesse a quotazione sul NYSE e si prevede siano anche ammesse a quotazione sul Mercato Telematico Azionario, così da incrementare la domanda degli investitori e la liquidità del titolo. I volumi di negoziazione delle azioni ordinarie FIAT su Euronext Parigi e sulla borsa di Francoforte sono stati storicamente irrilevanti e, pertanto, non si prevede che le Azioni Ordinarie FCA siano quotate su tali mercati borsistici a seguito della Fusione. Il perfezionamento della Fusione sarà subordinato, inter alia, all’ammissione a quotazione delle Azioni Ordinarie FCA sul NYSE, nonché ad un esborso di complessivi massimi Euro 500 milioni in relazione all’ammontare in denaro eventualmente da pagarsi (a) ai sensi dell’Articolo 2437-quater del codice civile italiano (il Codice Civile) agli azionisti di FIAT che abbiano esercitato il diritto di recesso in

(B)       FIAT ordinary shares are currently listed on the Mercato Telematico Azionario organized and managed by Borsa Italiana S.p.A. (Mercato Telematico Azionario), as well as Euronext Paris and Frankfurt stock exchange. In connection with the Merger, FCA common shares (the FCA Common Shares) will be listed on the NYSE and they are expected to be listed on the Mercato Telematico Azionario which is expected to enhance investors’ demand and trading liquidity. The volume of trading of FIAT ordinary shares on Euronext Paris and Frankfurt stock exchange has historically been minimal and, therefore, it is not expected that FCA Common Shares will be listed on those stock exchanges following the Merger. Completion of the Merger will be subject to, inter alia, approval for listing of the FCA Common Shares on the NYSE and to a cap equal to maximum Euro 500 million in the aggregate in connection with the amount of cash, if any, to be paid (a) under Article 2437-quater of the Italian Civil Code (the ICC), to FIAT shareholders exercising cash exit rights, and/or (b) to creditors exercising any creditor opposition rights. To this end, FCA: (i) will file relazione alla Fusione e/o (b) ai creditori che abbiano proposto opposizione alla Fusione ai sensi di legge. A tal fine, FCA: (i) depositerà presso la United States Securities and Exchange Commission (la SEC) un documento di registrazione sulla base del modello F-4 (congiuntamente a tutte le relative modifiche, il Documento di Registrazione), ai fini della registrazione, in base all’US Securities Act del 1933, come modificato, e alle relative norme e regolamenti di implementazione (il Securities Act), delle Azioni Ordinarie FCA e delle azioni FCA a voto speciale, e (ii) depositerà presso il NYSE una domanda per la quotazione delle Azioni Ordinarie FCA.

with the United States Securities and Exchange Commission (the SEC) a registration statement on Form F-4 (together with all amendments thereto, the Registration Statement), in connection with the registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the Securities Act) of FCA Common Shares and FCA special voting shares, and (ii) will file with the NYSE a listing application for the listing of FCA Common Shares.

La documentazione richiesta ai fini dell’ammissione a quotazione delle Azioni Ordinarie FCA sul Mercato Telematico Azionario sarà predisposta e depositata presso le autorità competenti.	The listing documentation required for the purposes of the listing of FCA Common Shares on the Mercato Telematico Azionario will be prepared and submitted to the relevant authorities.

Per effetto e in occasione della Fusione, gli azionisti di FIAT riceveranno, sulla base del Rapporto di Cambio come indicato nel successivo Paragrafo 8.1, Azioni Ordinarie FCA, nonché, nella misura in cui gli azionisti FIAT siano legittimati e ne facciano richiesta, azioni a voto speciale, come descritto nel successivo Paragrafo 6.3. Non sono previsti pagamenti, né in denaro né di altro tipo, da effettuarsi ad opera di FCA in favore degli azionisti di FIAT in relazione alla Fusione (fatto salvo il caso di legittimo esercizio del diritto di recesso, come indicato al successivo Paragrafo 15, e fermo restando il limite di cui al successivo Paragrafo 17.1 (iii)).

As a result of and in connection with the Merger, FIAT shareholders will receive, on the basis of the Exchange Ratio specified under Section 8.1 below, FCA Common Shares and special voting shares, to the extent FIAT shareholders are eligible to, and elect to, receive these special voting shares, as described under Section 6.3 below. No consideration, either in cash or otherwise, will be paid by FCA to the shareholders of FIAT in connection with the Merger (except with respect to the valid exercise of cash exit rights, as described under Section 15 below and subject to the limitation specified under Section 17.1 (iii)).

(C)       Il presente Progetto Comune di Fusione Transfrontaliera sarà pubblicato ai sensi delle applicabili disposizioni legislative e regolamentari. Il presente Progetto Comune di Fusione Transfrontaliera sarà, inoltre, messo a disposizione sul sito internet di FIAT (www.fiatspa.com), nonché presso la sede di FIAT e gli uffici di FCA al fine di consentire a tutti gli aventi diritto di prenderne visione.

(C)       These Common Cross-Border Merger Terms will be published in accordance with the applicable laws and regulations. These Common Cross-Border Merger Terms will also be made available on the corporate website of FIAT (www.fiatspa.com), as well as, for inspection, at the registered seat of FIAT and FCA’s offices by whomever is entitled to by applicable law.

Alla luce della nazionalità delle Società, delle disposizioni di cui al Titolo 2.7 del Codice Olandese e di cui al Decreto Legislativo 108, nonché della prospettata quotazione delle Azioni Ordinarie FCA sul

In consideration of the nationality of the Companies, the relevant provisions of Title 2.7 of the DCC, the Legislative Decree 108 and the intended listing of the FCA Common Shares on the NYSE and

NYSE e successivamente sul Mercato Telematico Azionario, il presente Progetto Comune di Fusione Transfrontaliera è stato predisposto in italiano e inglese.	subsequently on the Mercato Telematico Azionario, these Common Cross-Border Merger Terms have been prepared in Italian and English.

Ai sensi del diritto italiano, il presente Progetto Comune di Fusione Transfrontaliera deve essere sottoscritto e depositato in lingua italiana.

In caso di difformità della versione italiana rispetto alla versione inglese, il testo in lingua italiana avrà prevalenza.

Italian law provides that these Common Cross-Border Merger Terms must be executed and filed in Italian.

In the event of any discrepancies between the Italian version and the English version, the text in the Italian language shall prevail.

Le informazioni che devono essere fornite ai sensi della Sezione 2:312, comma 2, 2:326 e 2:333d del Codice Olandese, nonché dell’Articolo 2501-ter del Codice Civile e dell’Articolo 6 del Decreto Legislativo 108 sono le seguenti.

The information which has to be made available pursuant to Sections 2:312, paragraph 2, 2:326 and 2:333d of the DCC, Article 2501-ter of the ICC and Article 6 of the Legislative Decree 108 is the following.

1. FORMA GIURIDICA, NOME E SEDE DELLE SOCIETÀ	1. LEGAL FORM, NAME AND SEAT OF THE COMPANIES

1.1 La società incorporante: FIAT INVESTMENTS N.V.	1.1 The surviving company: FIAT INVESTMENTS N.V.

– società per azioni (naamloze vennootschap) costituita ai sensi del diritto olandese;	– limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands;

– sede legale in Amsterdam, Olanda;	– official seat in Amsterdam, the Netherlands;

– indirizzo della sede operativa principale in 240 Bath Road, SL1 4DX, Slough, Regno Unito;	– principal executive offices at 240 Bath Road, SL1 4DX, Slough, United Kingdom;

– capitale sociale emesso: Euro 350.000,00, interamente sottoscritto e versato, suddiviso in n. 35.000.000 di azioni ordinarie, con valore nominale pari a Euro 0,01 ciascuna;	– issued share capital: Euro 350,000.00, fully paid-in, divided into no. 35,000,000 common shares, having a nominal value of Euro 0.01 each;

– capitale sociale autorizzato di Euro 1.000.000,00;	– authorized share capital of Euro 1,000,000.00;

– nessuna azione di FCA è stata concessa in pegno o usufrutto;	– no shares in the share capital of FCA have been pledged or encumbered with a right of usufruct;

– nessun certificato di deposito (depository receipt) delle azioni di FCA è stato emesso con la cooperazione di FCA;	– no depository receipts of shares in the share capital of FCA have been issued with the co-operation of FCA;

– numero di iscrizione alla Camera di Commercio di Amsterdam (Kamer van Koophandel): 60372958.	– registration number with the Amsterdam Chamber of Commerce (Kamer van Koophandel): 60372958.

A seguito dell’efficacia della Fusione, Fiat Investments N.V. assumerà la denominazione di “Fiat Chrysler Automobiles N.V.” (FCA). In virtù dell’efficacia della Fusione, FCA, quale società incorporante, manterrà la propria attuale forma giuridica e la propria attuale sede legale e continuerà, pertanto, ad essere una società retta dal diritto olandese.

Lo statuto di FCA in vigore alla data del presente Progetto Comune di Fusione Transfrontaliera è riportato quale Allegato 3 al presente Progetto Comune di Fusione Transfrontaliera.

A seguito del perfezionamento della Fusione, lo statuto di FCA, che include la nuova denominazione sociale di FCA, “Fiat Chrysler Automobiles N.V.”, sarà conforme alla versione proposta dello statuto riportata quale Allegato 4 al presente Progetto Comune di Fusione Transfrontaliera.

Upon effectiveness of the Merger, Fiat Investments N.V. will be renamed “Fiat Chrysler Automobiles N.V.” (FCA). As a result of the Merger becoming effective, FCA will be the surviving company and will maintain its current legal form and official seat and will therefore be subject to the laws of the Netherlands.

The articles of association of FCA in force as of the date of these Common Cross-Border Merger Terms are attached hereto as Schedule 3.

Upon completion of the Merger, FCA’s articles of association, which include the new corporate name to be adopted by FCA, “Fiat Chrysler Automobiles N.V.”, will be in the form of the proposed articles of association attached hereto as Schedule 4.

1.2 La società incorporanda: FIAT S.P.A.	1.2 The disappearing company: FIAT S.P.A.

– società per azioni di diritto italiano;	– Joint stock company (Società per Azioni) organized under the laws of the Republic of Italy;

– sede legale in Via Nizza 250, 10126, Torino, (Italia);	– registered office in Via Nizza 250, 10126 Turin, Italy;

– capitale sociale: Euro 4.478.046.214,84, interamente sottoscritto e versato;	– share capital: Euro 4,478,046,214.84, fully paid-in;

– n. 1.250.850.898 azioni ordinarie, con valore nominale pari a Euro 3,58 ciascuna, e quotate sul Mercato Telematico Azionario, nonché su Euronext Parigi e sulla borsa di Francoforte; e	– no. 1,250,850,898 ordinary shares, having a nominal value of Euro 3.58 each, and listed on the Mercato Telematico Azionario, as well as on Euronext Paris and Frankfurt stock exchange; and

– partita IVA, codice fiscale e numero di iscrizione al Registro delle Imprese di Torino: 00469580013.	– VAT code, tax code and registration number with the Companies’ Register of Turin: 00469580013.

2. STATUTO SOCIALE DI FCA	2. ARTICLES OF ASSOCIATION OF FCA

2.1 Lo statuto sociale di FCA è stato adottato al momento della costituzione di FCA con atto notarile eseguito dinanzi al supplente del	2.1 The articles of association of FCA have been established by deed of incorporation of FCA executed before a substitute of Guido Marcel notaio Guido Marcel Portier, operante in Amsterdam (Olanda), in data 1° aprile 2014 (la Data di Costituzione di FCA). Una copia dello statuto sociale di FCA attualmente in vigore è allegata al presente Progetto Comune di Fusione Transfrontaliera quale Allegato 3.

Portier, civil law notary, officiating in Amsterdam, the Netherlands, on April 1, 2014 (the FCA Incorporation Date). A copy of the current articles of association of FCA is attached to these Common Cross-Border Merger Terms as Schedule 3.

2.2         Nel contesto dell’efficacia della Fusione, lo statuto sociale di FCA sarà conforme alla versione proposta di statuto sociale allegata al presente Progetto Comune di Fusione Transfrontaliera quale Allegato 4.

2.2 Upon the Merger becoming effective, FCA’s articles of association will be in the form of the proposed articles of association attached to these Common Cross-Border Merger Terms as Schedule 4.

3. CONSIGLIO DI AMMINISTRAZIONE DI FCA	3. BOARD OF DIRECTORS OF FCA

3.1         Alla data del presente Progetto Comune di Fusione Transfrontaliera, il Consiglio di Amministrazione di FCA è composto dai seguenti membri:

  (i)     Sergio Marchionne;

 (ii)     Richard Keith Palmer; e

(iii)     Derek James Neilson.

3.1         As of the date of these Common Cross-Border Merger Terms, the Board of FCA is composed of the following individuals:

  (i)     Sergio Marchionne;

 (ii)     Richard Keith Palmer; and

(iii)     Derek James Neilson.

3.2 Un nuovo consiglio di amministrazione di FCA sarà nominato dall’assemblea degli azionisti di FCA antecedentemente al perfezionamento della Fusione.	3.2 A new board of directors of FCA will be appointed by the meeting of shareholders of FCA before completion of the Merger.

4.            VANTAGGI PARTICOLARI EVENTUALMENTE RISERVATI AGLI AMMINISTRATORI, AGLI ESPERTI CHE ESAMINANO IL PRESENTE PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA O AI SINDACI DELLE SOCIETÀ, IN OCCASIONE DELLA FUSIONE

4. BENEFITS, IF ANY, GRANTED TO BOARD MEMBERS, EXPERTS EXAMINING THESE COMMON CROSS-BORDER MERGER TERMS OR STATUTORY AUDITORS OF THE COMPANIES IN CONNECTION WITH THE MERGER

4.1         In relazione alla Fusione, non sarà attribuito alcun vantaggio particolare a favore dei membri dei Consigli di Amministrazione di FIAT e FCA o a favore di altri soggetti, salvo quelli spettanti a tali soggetti in qualità di azionisti di FIAT.

4.1         No specific benefits connected with the Merger shall be granted to members of any of the Boards of FIAT and FCA or to any other person upon the Merger other than in such person’s capacity as shareholders of FIAT.

4.2 Nessun vantaggio particolare è stato riservato, in relazione alla Fusione, a favore degli esperti nominati da FIAT e FCA.	4.2 No specific benefits connected with the Merger were established for the experts, appointed by FIAT and FCA.

4.3 In relazione alla Fusione, non sarà attribuito alcun vantaggio particolare a favore dei membri degli organi di controllo o dei sindaci di FIAT e FCA.	4.3 No specific benefits connected with the Merger were established for the statutory auditors or the members of any other control body of FIAT and FCA.
5. DATA DI EFFICACIA DELLA FUSIONE AI FINI LEGALI, FINANZIARI E CONTABILI	5. EFFECTIVE DATE OF THE MERGER: LEGAL AS WELL AS ACCOUNTING AND FINANCIAL DATE

5.1         Ai sensi dell’Articolo 15 del Decreto Legislativo 108 e della Sezione 2:318 del Codice Olandese e subordinatamente al soddisfacimento delle condizioni sospensive alla Fusione, come descritte al successivo Paragrafo 17, ovvero alla rinuncia all’avveramento delle condizioni sospensive (ove consentito dalla legge applicabile), la Fusione sarà perfezionata mediante la sottoscrizione dinanzi ad un notaio residente in Olanda dell’atto notarile di Fusione in conformità a quanto previsto dalla Sezione 2:318 del Codice Olandese (la Data del Closing).

La Fusione diverrà efficace nel giorno successivo alla Data del Closing (la Data di Efficacia della Fusione).

5.1         Pursuant to Article 15 of Legislative Decree 108 and Section 2:318 of the DCC and subject to the satisfaction of the conditions precedent to the Merger, as better described under Section 17 below, or (to the extent permitted by applicable law) waiver to the conditions precedent, the Merger shall be carried out in accordance with and pursuant to Section 2:318 of the DCC by means of execution before a civil law notary, residing in the Netherlands, of the notarial deed in respect of the Merger (the Closing Date).

The Merger will become effective on the day following the Closing Date (the Merger Effective Date).

Successivamente, l’ufficiale del registro olandese informerà il Registro delle Imprese di Torino circa l’efficacia della Fusione. Si prevede che la Fusione diverrà efficace nel 2014.	The Dutch registrar will subsequently inform the Companies’ Register of Turin that the Merger has become effective. It is envisaged that the Merger will become effective during 2014.

5.2         Le informazioni finanziare relative alle attività, alle passività e agli altri rapporti giuridici di FIAT saranno riflesse nei bilanci annuali di FCA a partire dal 1° gennaio 2014 e, pertanto, gli effetti contabili della Fusione saranno registrati nei bilanci annuali di FCA da tale data.

5.2         The financial information with respect to the assets, liabilities and other legal relationships of FIAT will be recorded in the annual accounts of FCA as of January 1, 2014, and, as a result of the above, the accounting effects of the Merger will be recognized in FCA’s annual accounts from that date.

6. MISURE CONNESSE CON LA PARTECIPAZIONE IN FIAT	6. MEASURES IN CONNECTION WITH SHAREHOLDING IN FIAT

6.1         A seguito dell’efficacia della Fusione, tutte le azioni FIAT attualmente emesse saranno annullate in conformità alle disposizioni di legge; in sostituzione delle stesse, FCA assegnerà una Azione Ordinaria FCA (avente valore nominale pari a Euro 0,01 ciascuna) per ogni azione

6.1         As a result of the Merger becoming effective, all shares of FIAT currently outstanding will be cancelled by operation of law and, in exchange thereof, FCA will allot one FCA Common Share (each having a nominal value of Euro 0.01) for each ordinary share in FIAT

ordinaria FIAT (avente valore nominale di Euro 3,58 ciascuna), sulla base del Rapporto di Cambio per la Fusione, come illustrato nel successivo Paragrafo 8.1.	(each having a nominal value of Euro 3.58) on the basis of the Exchange Ratio for the Merger as specified under Section 8.1 below.

Tutte le n. 35.000.000 di azioni di FCA detenute da FIAT, nonché ogni ulteriore azione di FCA emessa a favore di, o altrimenti acquistata da, FIAT successivamente alla data del presente Progetto Comune di Fusione Transfrontaliera e che siano detenute da FIAT alla data di perfezionamento della Fusione non saranno annullate in conformità alla Sezione 2:325, comma 3, del Codice Olandese, ma costituiranno azioni proprie di FCA fintantoché non saranno alienate o altrimenti trasferite o annullate ai sensi del diritto olandese e dello statuto di FCA. Ai sensi del diritto olandese e dello statuto di FCA, tali azioni non avranno diritto alle distribuzioni né saranno fornite del diritto di voto fintantoché saranno azioni proprie di FCA. Le azioni proprie di FCA potranno essere offerte e collocate sul mercato per la loro negoziazione successivamente alla Fusione ai sensi delle applicabili disposizioni legislative e regolamentari.

All 35,000,000 FCA shares held by FIAT and any additional FCA shares issued to or otherwise acquired by FIAT after the date hereof that are held by FIAT at the time of completion of the Merger will not be cancelled in accordance with Section 2:325, paragraph 3, of the DCC, but will continue to exist as shares held by FCA in its own capital, until transferred, otherwise disposed of or cancelled in accordance with the applicable provisions of Dutch law and FCA’s articles of association. According to Dutch law and FCA’s articles of association, during the time that shares in FCA are held by FCA itself, these shares shall not be entitled to any distribution or voting rights. The shares held by FCA in its own capital may be offered and allocated for trading on the market after the Merger in accordance with applicable laws and regulations.

6.2         Le Azioni Ordinarie FCA assegnate in occasione della Fusione – da ammettere a quotazione sul NYSE alla data di perfezionamento della Fusione, nonché sul Mercato Telematico Azionario successivamente al perfezionamento della Fusione – saranno emesse in regime di dematerializzazione ed assegnate agli azionisti beneficiari attraverso il competente sistema di gestione accentrata, con effetto a partire dalla Data di Efficacia della Fusione. Ulteriori informazioni sulle condizioni e sulla procedura per l’assegnazione delle Azioni Ordinarie FCA saranno comunicate attraverso un avviso pubblicato sul sito internet di FIAT (www.fiatspa.com), nonché sul quotidiano nazionale La Stampa. FIAT e FCA non faranno sostenere agli azionisti FIAT alcun costo in relazione al concambio delle azioni.

6.2         The FCA Common Shares being allotted in connection with the Merger – to be listed, at the time of completion of the Merger, on the NYSE and, following the completion of the Merger, on the Mercato Telematico Azionario – will be allotted in dematerialized form and delivered to the beneficiaries through the relevant centralized clearing system with effect as of the Merger Effective Date. Further information on the conditions and procedure for allocation of the FCA Common Shares shall be communicated in a notice published on the website of FIAT (www.fiatspa.com), as well as on the daily newspaper La Stampa. FIAT and FCA will charge no costs to FIAT shareholders in relation to the shares exchange.

6.3         Nel contesto della Fusione, FCA emetterà azioni a voto speciale aventi valore nominale pari a Euro 0,01 ciascuna da assegnare agli azionisti di FIAT legittimati che abbiano validamente richiesto di ricevere le suddette azioni a voto speciale, a seguito del perfezionamento della

6.3         Upon the Merger becoming effective, FCA will issue special voting shares, with a nominal value of Euro 0.01 each, to those eligible shareholders of FIAT who have validly elected to receive such special voting shares upon completion of the Merger in addition to FCA

Fusione, in aggiunta alle Azioni Ordinarie FCA. I titolari di azioni ordinarie FIAT che desiderino ricevere azioni a voto speciale contestualmente al perfezionamento della Fusione dovranno seguire le procedure (le cosiddette Procedure di Assegnazione Iniziale) descritte nei documenti societari che saranno messi a disposizione sul sito internet di FIAT (www.fiatspa.com) contestualmente alla convocazione dell’assemblea straordinaria degli azionisti di FIAT chiamata a deliberare in merito alla Fusione (la Assemblea Straordinaria di FIAT). Le caratteristiche essenziali delle azioni a voto speciale sono meglio descritte nella versione proposta dello statuto sociale di FCA riportato quale Allegato 4 al presente Progetto Comune di Fusione Transfrontaliera, nonché nei termini e condizioni delle azioni a voto speciale di FCA (i Termini e Condizioni delle Azioni a Voto Speciale), riportati quale Allegato 5 al presente Progetto Comune di Fusione Transfrontaliera.

Per mera chiarezza si precisa che le azioni a voto speciale non costituiscono parte del rapporto di cambio come indicato nel successivo Paragrafo 8.1.

Common Shares. Holders of FIAT ordinary shares who wish to receive special voting shares upon completion of the Merger are required to follow the procedures (the Initial Allocation Procedures) as described in the FIAT corporate documents which will be made available on the corporate website of FIAT (www.fiatspa.com) when the extraordinary general meeting of shareholders of FIAT for the purposes of approving the entering into the Merger is called (the FIAT Extraordinary Meeting of Shareholders). The essential characteristics of the special voting shares are further set out in the FCA proposed articles of association attached as Schedule 4 to these Common Cross-Border Merger Terms and in the terms and conditions of FCA special voting shares (the Special Voting Share Terms) attached to these Common Cross-Border Merger Terms as Schedule 5.

For the avoidance of doubt, these special voting shares are not part of the exchange ratio set out under Section 8.1 below.

6.4         FIAT non ha emesso azioni senza diritto di voto o prive del diritto di partecipazione agli utili. Non trovano, pertanto, applicazione la Sezione 2:326 da (d) a (f) del Codice Olandese e l’accordo di remunerazione speciale (bijzondere schadeloosstellingsregeling) di cui alla Sezione 2:330a del Codice Olandese.

6.4         FIAT does not have any shares outstanding that are non-voting shares or non-profit-sharing shares. Therefore, Section 2:326 sub (d) to (f) of the DCC and the special compensation arrangement (bijzondere schadeloosstellingsregeling) as referred to in Section 2:330a of the DCC do not apply.

7. ULTERIORI DIRITTI E BENEFICI VANTATI NEI CONFRONTI DI FCA	7. OTHER RIGHTS AND COMPENSATIONS CHARGEABLE TO FCA

7.1         In relazione a qualsivoglia piano di incentivazione basato su strumenti finanziari adottato da FIAT prima della Data di Efficacia della Fusione, i beneficiari del piano riceveranno in un momento immediatamente successivo alla Data di Efficacia della Fusione, per ogni diritto detenuto (i Diritti), diritti con contenuto e natura analoghi rispetto a FCA.

7.1         In connection with any outstanding compensation plans based on financial instruments adopted by FIAT prior to the Merger Effective Date, the beneficiaries of said plans shall be awarded, for each right held (the Equity Rights), immediately following the Merger Effective Date, a comparable right with respect to FCA.

7.2         Fatta eccezione per i titolari dei Diritti di cui al precedente Paragrafo 7.1, non vi sono persone, diverse dagli azionisti di FIAT, che, per quanto noto, possano vantare diritti speciali nei confronti di FIAT, quali diritti particolari alla distribuzione degli utili ovvero all’acquisto di azioni di nuova emissione di FIAT. Pertanto, FCA non dovrà riconoscere diritti particolari né dovrà pagare alcun compenso a qualsivoglia soggetto.

7.2         Other than holders of Equity Rights as set out under Section 7.1 above, there are no persons who, in any other capacity than as FIAT shareholder, are known to have special rights against FIAT such as rights to participate in profit distributions or rights to acquire newly issued shares in the capital of FIAT. Therefore no similar special rights are due and no compensation shall be paid to anyone on account of FCA.

7.3         Ad eccezione delle previsioni relative alle azioni a voto speciale descritte nel precedente Paragrafo 6.3, non sono attributi diritti o imposti obblighi agli azionisti di FIAT ulteriori rispetto a quelli previsti dal diritto italiano o dallo statuto sociale di FIAT né sono attribuiti diritti o imposti obblighi agli azionisti di FCA ulteriori rispetto a quelli previsti dal diritto olandese o dallo statuto sociale di FCA.

7.3         With the exception of the provisions relating to special voting shares described in Section 6.3 above, no rights and obligations in addition to those provided for under Italian law or the articles of association of FIAT apply to the shareholders of FIAT and no rights and obligations in addition to those provided for under Dutch law or the articles of association of FCA apply to the shareholders of FCA.

7.4 Alla data odierna, FIAT e FCA non hanno emesso azioni di categorie diverse dalle azioni ordinarie.	7.4 FIAT and FCA do not currently have any shares other than, respectively, ordinary shares and common shares in issue.
8. RAPPORTO DI CAMBIO	8. THE SHARE EXCHANGE RATIO

8.1         Come conseguenza dell’efficacia della Fusione, ciascun titolare di azioni FIAT alla Data di Efficacia della Fusione riceverà una Azione Ordinaria FCA (avente valore nominale di Euro 0,01 ciascuna) per ogni azione ordinaria di FIAT dallo stesso detenuta (avente valore nominale di Euro 3,58 ciascuna) (il Rapporto di Cambio).

8.1         As a result of the Merger becoming effective, each holder of one or more ordinary shares in the share capital of FIAT on the Merger Effective Date shall receive one FCA Common Share with a nominal value of Euro 0.01 each for each ordinary share in FIAT with a nominal value of Euro 3.58 each (the Exchange Ratio).

Nel contesto della Fusione, non saranno effettuati altri pagamenti ai sensi del Rapporto di Cambio.	No other payments shall be made pursuant to the Exchange Ratio in connection with the Merger.

8.2         Su richiesta di FCA, KPMG Accountants N.V. predisporrà una relazione sulla congruità del Rapporto di Cambio ai sensi della Sezioni 2:328, comma 1, e 2:333g del Codice Olandese. Tale relazione sarà messa a disposizione del pubblico ai sensi delle applicabili disposizioni legislative e regolamentari.

8.2         At the request of FCA, KPMG Accountants N.V. will prepare a statement in relation to the fairness of the Exchange Ratio in accordance with Sections 2:328, paragraph 1, and 2:333g of the DCC. This statement will be made available to the public in accordance with applicable laws and regulations.

8.3         Su richiesta di FIAT, Ernst & Young S.p.A. predisporrà una relazione sulla congruità del Rapporto di Cambio. La suddetta relazione sarà messa a disposizione del pubblico ai sensi delle applicabili disposizioni legislative e regolamentari.

8.3         At the request of FIAT, Ernst & Young S.p.A. will prepare a statement in relation to the fairness of the Exchange Ratio. This statement will be made available to the public in accordance with applicable laws and regulations.

9. DATA DI GODIMENTO DELLE AZIONI ORDINARIE FCA	9. THE DATE AS OF WHICH THE FCA COMMON SHARES WILL CARRY ENTITLEMENT TO PARTICIPATION IN THE PROFITS OF FCA

Ciascuna Azione Ordinaria FCA darà diritto alla partecipazione agli utili eventuali relativi al 2014 di FCA, proporzionalmente alla rispettiva partecipazione al capitale sociale di FCA. Nessun diritto particolare ad ottenere dividendi sarà riconosciuto in relazione alla Fusione.

Each FCA Common Share will carry entitlement to participation in the 2014 profits, if any, of FCA in proportion to the relevant participation in the nominal share capital of FCA. No particular rights to the dividends will be granted in connection with the Merger.

10. IMPATTO DELLA FUSIONE SULLE ATTIVITÀ DI FIAT	10. IMPACT OF THE MERGER ON THE ACTIVITIES OF FIAT
Successivamente alla Data di Efficacia della Fusione, le attività di FIAT saranno proseguite da FCA.	Following the Merger Effective Date, the activities of FIAT shall be continued by FCA.
11. PROBABILI CONSEGUENZE DELLA FUSIONE SULL’OCCUPAZIONE	11. EXPECTED EFFECTS OF THE MERGER ON EMPLOYMENT

Non si prevede che la Fusione abbia effetti significativi sui dipendenti di FIAT. Attualmente FCA non ha alcun dipendente.	The Merger is not expected to have any significant impact on the employees of FIAT. FCA does not currently have any employees.

Nonostante non vi siano impatti significativi sui dipendenti e/o sull’occupazione, FIAT avvierà la procedura di consultazione prevista dall’Articolo 47 della Legge n. 428 del 29 dicembre 1990, come modificata.

Notwithstanding the fact that there is no significant impact on employees and/or employment, FIAT will carry out the consultation procedure set out under Article 47 of Italian Law no. 428 of December 29, 1990, as amended.

Inoltre, secondo quanto previsto dall’Articolo 8 del Decreto Legislativo 108, la relazione illustrativa predisposta dal Consiglio di Amministrazione di FIAT (la Relazione FIAT) sarà messa a disposizione dei rappresentanti dei dipendenti di FIAT almeno 30 giorni prima dell’Assemblea Straordinaria di FIAT.

Additionally, in accordance with the provisions of Article 8 of Legislative Decree 108, the FIAT Board’s report (the FIAT Directors Report) will be made available to the representatives of FIAT’s employees at least 30 days prior to the FIAT Extraordinary Meeting of Shareholders.

La Relazione FIAT e la relazione illustrativa predisposta dal Consiglio di Amministrazione di FCA (la Relazione FCA) sono allegate al presente Progetto Comune di Fusione Transfrontaliera rispettivamente quali Allegato 1 e Allegato 2.

The FIAT Directors Report and the report prepared by the Board of FCA (the FCA Board Report) are attached hereto as Schedules 1 and 2, respectively.

12. INFORMAZIONI SULLE PROCEDURE PER LA PARTECIPAZIONE DEI DIPENDENTI NELLA DEFINIZIONE DEI LORO DIRITTI DI CO-DETERMINAZIONE IN FCA	12. INFORMATION ON THE PROCEDURES FOR THE INVOLVEMENT OF EMPLOYEES IN DEFINING THEIR CO-DETERMINATION RIGHTS IN FCA

L’Articolo 19 del Decreto Legislativo 108, che regola la partecipazione dei dipendenti, non trova applicazione con riferimento alla Fusione poiché FCA, quale società incorporante nel contesto della Fusione, non è una società italiana e, inoltre, né FIAT né FCA sono amministrate in regime di partecipazione dei dipendenti ai sensi della Direttiva 2005/56/CE del 26 ottobre 2005 sulle fusioni transfrontaliere di società di capitali.

Article 19 of Legislative Decree 108 regulating participation of employees is not applicable to the Merger since FCA as the surviving company in the Merger is not an Italian company and neither FIAT nor FCA applies an employee participation system within the meaning of EU Directive 2005/56/EC of October 26, 2005 on cross-border mergers of limited liability companies.

Alla luce di quanto sopra, non dovranno essere costituiti particolari organismi ai fini della negoziazione, né altre azioni di qualsivoglia natura dovranno essere intraprese con riferimento alla partecipazione dei dipendenti nell’ambito della prospettata Fusione.

In the light of the above, no special negotiation body will be set up and no other action whatsoever will be taken with regard to employee participation in the context of the contemplated Merger.

13. INFORMAZIONI SULLA VALUTAZIONE DELLE ATTIVITÀ E PASSIVITÀ CHE DOVRANNO ESSERE TRASFERITE A FCA E SULLA DATA DEL PIÙ RECENTE BILANCIO ANNUALE O SITUAZIONE INFRA-ANNUALE	13. INFORMATION ON THE VALUATION OF THE ASSETS AND LIABILITIES TO BE TRANSFERRED TO FCA AND THE DATE OF THE MOST RECENTLY ADOPTED STATUTORY FINANCIAL STATEMENTS OR INTERIM BALANCE SHEET

13.1       Il valore delle attività e passività di FIAT che saranno acquisite da FCA alla Data di Efficacia della Fusione sarà determinato con riferimento al loro valore di bilancio alla Data di Efficacia della Fusione. Tali attività e passività sono indicate con riferimento alla data del 31 dicembre 2013 nel bilancio di esercizio di FIAT per l’esercizio 2013, approvato dall’assemblea di FIAT in data 31 marzo 2014.

13.1       The value of the assets and liabilities of FIAT to which FCA will succeed as of the Merger Effective Date will be determined on the basis of the relevant book value as of the Merger Effective Date. These assets and liabilities are indicated as of December 31, 2013 in the statutory financial statements at December 31, 2013 approved by FIAT shareholders’ meeting on March 31, 2014.

13.2 Le condizioni della Fusione sono state determinate sulla base del bilancio di esercizio di FIAT alla data del 31 dicembre 2013 e della situazione patrimoniale intermedia di FCA al 1° aprile 2014.	13.2 The conditions of the Merger have been established on the basis of the statutory financial statements at December 31, 2013 of FIAT and the interim balance sheet at April 1, 2014 of FCA.

Una copia di tale bilancio e della situazione patrimoniale è allegata al presente Progetto Comune di Fusione Transfrontaliera rispettivamente quale Allegato 6 e Allegato 7.	A copy of those merger accounts is attached hereto as Schedule 6 and Schedule 7, respectively.

14. AVVIAMENTO E RISERVE DISTRIBUIBILI DI FCA	14. GOODWILL AND DISTRIBUTABLE RESERVES OF FCA

14.1       Poiché la Fusione viene effettuata a valore di bilancio, non vi saranno impatti sull’avviamento salvo il fatto che il valore dell’avviamento rappresentato alla data odierna nel bilancio di FIAT sarà rappresentato allo stesso modo nel bilancio di FCA.

14.2       Per effetto della Fusione, le riserve liberamente distribuibili (vrij uitkeerbare reserves) di FCA saranno incrementate per un ammontare pari alla differenza tra il valore di: (A) le attività, passività e gli altri rapporti giuridici di FIAT (sulla base del bilancio di esercizio di FIAT al 31 dicembre 2013) nelle quali FCA subentrerà in conseguenza della Fusione e (B) la somma del valore nominale di tutte le Azioni Ordinarie FCA, pari a Euro 0,01 ciascuna, da assegnare per effetto della Fusione, e le riserve che FCA deve istituire e mantenere ai sensi della legge olandese e dello statuto, nella versione in vigore alla Data di Efficacia della Fusione.

14.1       As the Merger takes place on the basis of the book value, there will be no goodwill impact; the amount of goodwill currently recorded in the books of FIAT will be equally recorded on the same basis in the books of FCA.

14.2       As a result of the Merger, the freely distributable reserves (vrij uitkeerbare reserves) of FCA shall increase with the difference between the value of: (A) the assets, liabilities and other legal relationships of FIAT (based on FIAT’s statutory financial statements at December 31, 2013) to which FCA will succeed on the occasion of the Merger and (B) the sum of the nominal value of all FCA Common Shares, with a nominal value of Euro 0.01 each, being allotted on the occasion of the Merger becoming effective, and the reserves FCA must maintain as a matter of Dutch law and its articles of association as they will read as of the Merger Effective Date.

15. DIRITTO DI RECESSO DEGLI AZIONISTI DI FIAT	15. CASH EXIT RIGHTS FOR FIAT SHAREHOLDERS

15.1       Gli azionisti di FIAT che non votino a favore del presente Progetto Comune di Fusione Transfrontaliera (gli Azionisti Legittimati) saranno legittimati ad esercitare il loro diritto di recesso ai sensi:

15.1 FIAT shareholders who do not vote in favour of these Common Cross-Border Merger Terms (the Qualifying Shareholders) will be entitled to exercise their cash exit rights pursuant to:
(i) dell’Articolo 2437, comma 1, lettera (c) del Codice Civile, in quanto la sede legale di FIAT sarà trasferita fuori dall’Italia;	(i) Article 2437, paragraph 1, letter (c) of the ICC, given that FIAT’s registered office is to be transferred outside Italy;
(ii) dell’Articolo 2437-quinquies del Codice Civile, in quanto le azioni di FIAT saranno escluse dalla quotazione sul Mercato Telematico Azionario; e	(ii) Article 2437-quinquies of the ICC, given that FIAT’s shares will be delisted from the Mercato Telematico Azionario; and
(iii) dell’Articolo 5 del Decreto Legislativo 108, in quanto FCA è soggetta al diritto di un paese diverso dall’Italia (i.e., Olanda).	(iii) Article 5 of Legislative Decree 108, given that FCA is organized and managed under the laws of a country other than Italy (i.e., the Netherlands).

Alla luce del fatto che i suddetti eventi avranno luogo per effetto del perfezionamento della Fusione, l’efficacia dell’esercizio del diritto di recesso da parte degli azionisti di FIAT è sospensivamente condizionata al fatto che la Fusione diventi efficace.

Given that those events will only occur upon the completion of the Merger, any exercise of the cash exit rights by FIAT shareholders is conditional upon the Merger being completed.

15.2       Ai sensi dell’Articolo 2437-bis del Codice Civile, gli Azionisti Legittimati potranno esercitare il loro diritto di recesso, in relazione a parte o a tutta la partecipazione detenuta, inviando una comunicazione a mezzo raccomandata A/R alla sede legale di FIAT non oltre 15 giorni successivi all’iscrizione presso il Registro delle Imprese di Torino della delibera dell’Assemblea Straordinaria di FIAT. La notizia dell’avvenuta iscrizione sarà pubblicata sul quotidiano La Stampa e sul sito internet di FIAT.

15.2       In accordance with Article 2437-bis of the ICC, Qualifying Shareholders may exercise their cash exit rights, in relation to some or all of their shares, by sending notice via registered mail to the registered offices of FIAT no later than 15 days following registration with the Companies’ Register of Turin of the minutes of the FIAT Extraordinary Meeting of Shareholders. Notice of the registration will be published in the daily newspaper La Stampa and on the FIAT corporate website.

15.3       Ai sensi dell’Articolo 2437-ter del Codice Civile, il prezzo di liquidazione da riconoscere agli azionisti di FIAT che abbiano esercitato il diritto di recesso sarà equivalente alla media aritmetica del prezzo di chiusura delle azioni ordinarie di FIAT (come calcolato da Borsa Italiana S.p.A.) nei 6 mesi che precedono la pubblicazione dell’avviso di convocazione dell’Assemblea Straordinaria di FIAT. FIAT informerà gli azionisti circa il prezzo di liquidazione ai sensi delle applicabili disposizioni legislative e regolamentari.

15.3       In accordance with Article 2437-ter of the ICC, the redemption price payable to FIAT shareholders exercising cash exit rights will be equivalent to the arithmetic average of the daily closing price (as calculated by Borsa Italiana S.p.A.) of FIAT ordinary shares for the six-month period prior to the date of publication of the notice calling the FIAT Extraordinary Meeting of Shareholders. FIAT will provide shareholders with information relating to the redemption price in accordance with the applicable laws and regulations.

15.4       Una volta scaduto il periodo di 15 giorni e prima che la Fusione diventi efficace, le azioni in relazione alle quali sia stato esercitato il diritto di recesso saranno offerte agli altri azionisti. Successivamente le azioni invendute potranno essere offerte sul mercato per non meno di un giorno di negoziazione ai sensi della normativa applicabile. La suddetta procedura di offerta e vendita, nonché il pagamento di ogni corrispettivo dovuto ai sensi della normativa applicabile a fronte del recesso, saranno condizionati al perfezionamento della Fusione.

15.4       Once the 15-day exercise period has expired, the shares with respect to which exit rights have been exercised will be offered by FIAT before the Merger becomes effective to its then existing shareholders. Subsequently, if any such shares remain unsold, they may be offered on the market for no less than one trading day in accordance with applicable laws and regulations. Completion of the above offer and sale procedure, as well as payment of any cash exit right due pursuant to applicable law will be conditional on the closing of the Merger.

15.5       Contestualmente alla Data di Efficacia della Fusione ovvero in un momento poco successivo, gli azionisti che abbiano esercitato il diritto di recesso riceveranno il valore di liquidazione delle loro azioni tramite i rispettivi intermediari depositari.

15.5 On the Merger Effective Date or shortly thereafter, the shareholders who have exercised cash exit rights shall receive the cash exit price through the relevant depositaries.

15.6       Se la Fusione non fosse perfezionata, le azioni ordinarie FIAT in relazione alle quali sia stato esercitato il diritto di recesso continueranno ad essere di proprietà degli azionisti che abbiano esercitato il recesso, senza che nessun pagamento sia effettuato in favore dei suddetti azionisti e le azioni ordinarie FIAT non saranno revocate dalla quotazione sul Mercato Telematico Azionario.

15.6       If the Merger will not be completed, the FIAT ordinary shares in relation to which cash exit rights have been exercised will continue to be held by the shareholders who exercised such rights, no payment will be made to such shareholders and FIAT’s ordinary shares will not be delisted from the Mercato Telematico Azionario.

15.7 La Fusione non legittimerà l’esercizio di alcun diritto di recesso secondo quanto previsto dal presente Paragrafo 15 per quanto riguarda l’azionariato di FCA.	15.7 The Merger will not trigger any cash exit rights as described in this Section 15 for the shareholders of FCA.
16. APPROVAZIONE DELLA DELIBERA RELATIVA ALLA FUSIONE	16. APPROVAL OF THE RESOLUTIONS TO ENTER INTO THE MERGER

16.1       Ai sensi dell’Articolo 2502 del Codice Civile, il presente Progetto Comune di Fusione Transfrontaliera, approvato del Consiglio di Amministrazione di FIAT, richiede l’approvazione dell’Assemblea Straordinaria di FIAT.

16.1       In accordance with Article 2502 of the ICC, the resolution of the Board of FIAT approving these Common Cross Border Merger Terms requires the approval of the FIAT Extraordinary Meeting of Shareholders.

16.2       L’assemblea degli azionisti di FCA dovrà approvare la Fusione ai sensi del presente Progetto Comune di Fusione Transfrontaliera prima che il Consiglio di Amministrazione di FCA sia autorizzato a stipulare l’atto di Fusione.

16.2       The general meeting of shareholders of FCA will need to resolve upon the Merger on the basis of these Common Cross-Border Merger Terms before the Board of FCA is authorised to have the notarial deed in relation to the establishment of the Merger executed.

16.3 La delibera di procedere alla Fusione non richiede la preventiva approvazione da parte di terzi.	16.3 The resolution to enter into the Merger does not require the prior approval by a third party.
17. FORMALITÀ PRELIMINARI ALLA FUSIONE, APPROVAZIONI E CONDIZIONI	17. PRE-MERGER FORMALITIES, REQUIRED APPROVALS AND CONDITIONS

17.1       Il perfezionamento della Fusione è condizionato all’avveramento o alla rinuncia (per iscritto) ad opera delle Società, ove consentito dalle applicabili disposizioni, prima della Data del Closing delle seguenti condizioni:

17.1       The completion of the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver (in writing) by both Companies prior to the Closing Date of the following conditions:

(i)           le Azioni Ordinarie FCA, che dovranno essere emesse e assegnate ai titolari di azioni ordinarie di FIAT per effetto della Fusione, siano state ammesse a quotazione sul NYSE con provvedimento subordinato all’emissione delle azioni stesse;

(i) FCA Common Shares which are to be allotted to FIAT shareholders in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

(ii)         nessuna entità governativa di una giurisdizione competente abbia approvato, emesso, promulgato, attuato o presentato qualsivoglia provvedimento o atto in corso di validità che vieti l’esecuzione della Fusione secondo quanto ivi previsto e nessun provvedimento sia stato approvato, promulgato o

(ii)         no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order or act which is in effect and prohibits consummation of the Merger in accordance with the terms set forth herein and no order shall have been enacted, entered, promulgated or

attuato da alcuna entità governativa di una giurisdizione competente che abbia l’effetto di proibire o rendere invalida l’esecuzione della Fusione;	enforced by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger;

(iii)        l’ammontare in denaro eventualmente da pagarsi (a) ai sensi dell’Articolo 2437-quater del Codice Civile agli azionisti di FIAT che abbiano esercitato il diritto di recesso in relazione alla Fusione e/o (b) ai creditori che abbiano proposto opposizione alla Fusione ai sensi di legge, non ecceda complessivamente l’importo di Euro 500 milioni; e

(iii)        the amount of cash, if any, required to be paid to (a) FIAT shareholders exercising cash exit rights under Article 2437-quater of the ICC, and/or (b) creditors exercising their creditor opposition rights, shall not exceed in the aggregate Euro 500 million; and

(iv) l’approvazione della Fusione da parte dell’Assemblea Straordinaria di FIAT.	(iv) the approval of the Merger by the FIAT Extraordinary Meeting of Shareholders.

17.2       Le Società comunicheranno al mercato le informazioni rilevanti relative al soddisfacimento o al mancato avveramento delle condizioni sospensive di cui sopra in conformità alle disposizioni legislative e regolamentari applicabili.

17.2 The Companies will communicate information regarding the satisfaction of or failure to satisfy the above conditions precedent to the market in accordance with the applicable laws and regulations.
17.3 La Fusione non sarà efficace se non successivamente:	17.3 The Merger shall not be established other than after:

(i)           al ricevimento di una dichiarazione del Tribunale di Amsterdam, Olanda, che affermi che nessun creditore ha proposto opposizione alla Fusione ai sensi della Sezione 2:316 del Codice Olandese o, nel caso in cui sia stata proposta opposizione ai sensi della Sezione 2:316 del Codice Olandese, una dichiarazione relativa all’estinzione o abbandono di tale opposizione;

(i)           a declaration shall have been received from the local district court in Amsterdam, the Netherlands that no creditor has opposed to the Merger pursuant to Section 2:316 of the DCC or, in case of any opposition pursuant to Section 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

(ii)         sia decorso il termine di 60 giorni dalla data di iscrizione della deliberazione dell’Assemblea Straordinaria di FIAT presso il Registro delle Imprese di Torino senza che nessun creditore di FIAT abbia proposto opposizione ai sensi della legge applicabile ovvero tale termine sia spirato anticipatamente ai sensi della legge applicabile ovvero qualora, in caso sia proposta opposizione, tale opposizione sia stata rinunciata o respinta o altrimenti sia stato emesso un provvedimento che consenta di effettuare la Fusione ai sensi dell’articolo 2445 del Codice Civile; e

(ii)         the 60 day-period following the date upon which the resolution of the FIAT Extraordinary Meeting of Shareholders has been registered with the Companies’ Register of Turin shall have expired without any FIAT creditors having opposed to the Merger pursuant to applicable law or such period have been earlier terminated pursuant to applicable law or, where an opposition is filed, this opposition has been withdrawn or discharged or an order allowing the Merger has been issued pursuant to article 2445 of the ICC; and

(iii)        alla consegna al notaio olandese da parte del notaio italiano scelto da FIAT del certificato preliminare di conformità della fusione; tale certificato rappresenta il certificato preliminare alla fusione ai sensi della Direttiva Europea 2005/56/CE del Parlamento Europeo e del Consiglio del 26 ottobre 2005 sulle fusioni transfrontaliere delle società di capitali.

(iii)        delivery by the Italian public notary selected by FIAT of the pre-merger compliance certificate to the Dutch civil law notary, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies.

18. FORMALITÀ PER LA FIRMA, LEGGE APPLICABILE		18. SIGNING FORMALITIES, GOVERNING LAW

18.1       Ai sensi della Sezione 2:312, commi 3 e 4, del Codice Olandese, il presente Progetto Comune di Fusione Transfrontaliera dovrà essere sottoscritto da ciascun membro dei Consigli di Amministrazione sia di FIAT sia di FCA. Il presente Progetto Comune di Fusione Transfrontaliera sarà efficace non appena sottoscritto da tutti i soggetti obbligati.

18.1       Pursuant to Section 2:312, paragraph 3 and 4, of the DCC, these Common Cross-Border Merger Terms will have to be signed by each member of the Boards of each of FCA and FIAT. These Common Cross-Border Merger Terms will come into effect, when legally signed by all signatories.

18.2       Per ogni questione che non sia obbligatoriamente soggetta al diritto applicabile a FIAT (ossia la legge italiana), il presente Progetto Comune di Fusione Transfrontaliera sarà regolato e interpretato in conformità alle leggi olandesi.

18.2       For all matters that are not mandatorily subject to the laws applicable to FIAT (i.e. Italian law), these Common Cross-Border Merger Terms shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

Ogni controversia fra le Società circa la validità, l’interpretazione o l’attuazione del presente Progetto Comune di Fusione Transfrontaliera sarà soggetta alla competenza esclusiva delle corti olandesi, salvo diverse disposizioni inderogabili di legge.

Any dispute between the Companies as to the validity, interpretation or performance of these Common Cross-Border Merger Terms shall be submitted to the exclusive jurisdiction of the Dutch courts, unless otherwise provided for by mandatory provisions of law.

Data: 15 giugno 2014		Dated: June 15, 2014

Allegato 1:	Relazione illustrativa di FIAT (Italiano) Relazione illustrativa di FIAT (Inglese)	Schedule 1:	FIAT board report (Italian) FIAT board report (English)

Allegato 2:	Relazione illustrativa di FCA (Italiano) Relazione illustrativa di FCA (Inglese)	Schedule 2:	FCA board report (Italian) FCA board report (English)

Allegato 3:	Versione attuale dello statuto di FCA (Italiano) Versione attuale dello statuto di FCA (Inglese) Versione attuale dello statuto di FCA (Olandese)	Schedule 3:	Current Articles of Association of FCA (Italian) Current Articles of Association of FCA (English) Current Articles of Association of FCA (Dutch)

Allegato 4:	Versione proposta dello statuto di FCA (Italiano) Versione proposta dello statuto di FCA (Inglese) Versione proposta dello statuto di FCA (Olandese)	Schedule 4:	Proposed Articles of Association of FCA (Italian) Proposed Articles of Association of FCA (English) Proposed Articles of Association of FCA (Dutch)
Allegato 5:	Termini e condizioni delle azioni a voto speciale (Italiano) Termini e condizioni delle azioni a voto speciale (Inglese)	Schedule 5:	Terms and conditions of the special voting shares (Italian) Terms and conditions of the special voting shares (English)

Allegato 6:	Bilancio di esercizio FIAT al 31 dicembre 2013 (Italiano) Bilancio di esercizio di FIAT al 31 dicembre 2013 (Inglese)	Schedule 6:	FIAT statutory financial statements at 31 December 2013 (Italian) FIAT statutory financial statements at 31 December 2013 (English)

Allegato 7:	Situazione patrimoniale intermedia di FCA al 1° aprile 2014 (Italiano) Situazione patrimoniale intermedia di FCA al 1° aprile 2014 (Inglese)	Schedule 7:	FCA interim balance sheet at April 1, 2014 (Italian) FCA interim balance sheet at April 1, 2014 (English)

PROGETTO COMUNE DI FUSIONE TRANSFRONTALIERA / COMMON CROSS-BORDER MERGER TERMS

Fiat Investments N.V.

Consiglio di Amministrazione / Board of Directors

Sergio Marchionne	Richard K. Palmer	Derek J. Neilson
Executive member and CEO	Executive member	Non-executive member

Fiat S.p.A.

Consiglio di Amministrazione / Board of Directors

Sergio Marchionne	Tiberto Brandolini d’Adda

John Elkann	René Carron

Andrea Agnelli	Luca Cordero di Montezemolo

Joyce Victoria Bigio	Gian Maria Gros-Pietro

Patience Wheatcroft